Exhibit 10.20

AGREEMENT OF SALE AND PURCHASE

LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP (SELLER),

LIBERTY LEHIGH PARTNERSHIP (TIF SELLER)

&

SERIES C, LLC (BUYER)

PROPERTY: PNC BANK OPERATIONS CENTER,

8800 Tinicum Boulevard, Philadelphia, Pennsylvania

16.	Non-Disclosure	20

17.	“As Is” Sale and Release	20

18.	Like Kind Exchanges	21

19.	Limited Liability	22

20.	Miscellaneous	22

EXHIBITS:

“A” - LEGAL DESCRIPTION

“A-1” - EXCLUDED PERSONAL PROPERTY

“B” - SURVIVING AGREEMENTS

“C” - SCHEDULE OF LEASE DOCUMENTS

“D” - SQUARE FEET, RENT, EXPIRATION DATE

“E” - OUTSTANDING LEASE COMMISSIONS

“F” - FORM OF TENANT ESTOPPEL CERTIFICATE

“G” - LIST OF SELLER’S MATERIALS

“H” - FORM OF TENANT NOTIFICATION LETTER

“I” - NON-FOREIGN PERSON CERTIFICATION

“J” - FORM OF TIF ESTOPPEL CERTIFICATE

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (the “Agreement”) is made as of the 8th day of February, 2013, between LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP, a Pennsylvania limited partnership, having an address at 500 Chesterfield Parkway, Malvern, PA 19355 (“Seller”); LIBERTY LEHIGH PARTNERSHIP, a Pennsylvania general partnership (“TIF Seller” and together with Seller, the “Sellers”); and SERIES C, LLC, an Arizona limited liability company having an address c/o Cole Real Estate Investments, 2325 East Camelback Road, Suite 1100, Phoenix, AZ 85016 (“Buyer”). This Agreement is to be effective as of the date this Agreement has been executed and delivered by the last party to sign, as evidenced by the dates next to the respective signatures of Sellers and Buyer on the execution page(s) of this Agreement (the “Effective Date”).

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Sell and Purchase.

(a) Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, that certain tract or piece of land known as The PNC Bank Operations Center, located at 8800 Tinicum Boulevard in the City and County of Philadelphia, Commonwealth of Pennsylvania, as more fully described in the legal description attached hereto as Exhibit “A”, together with all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of or abutting or adjoining such tract or piece of land and any easements and appurtenances pertaining thereto and all the buildings, fixtures and other improvements situated thereon (the “Real Property”) and all equipment, appliances and other personal property (collectively, the “Personal Property”) attached or appurtenant to, located in or on, or used exclusively in connection with the Real Property other than the personal property owned by Tenant (as defined below) and other than the excluded personal property listed on attached Exhibit “A-1”, and all plans and specifications and the following (to the extent any of the foregoing are still in effect and are assignable, and without any representation or warranty) all building permits and other permits required in connection with the construction of the improvements at the Real Property (collectively, the “Improvements”), all warranties and guaranties received in connection with the construction of the Improvements, and all licenses, permits, approvals and certificates of occupancy relating to zoning, land use, ownership, operation, occupancy, or maintenance of the Improvements running to or in favor of Seller or the Improvements, and all deposits (if any) to governmental authorities relating to Seller or the Improvements (collectively, the “Other Items”). The Real Property, the Personal Property and the Other Items are jointly called the “Property”.

(b) Simultaneously with the closing of the purchase and sale of the Property and as a mutual condition with the consummation of that sale, TIF Seller agrees to sell to Buyer, and Buyer agrees to purchase from TIF Seller, subject to the terms and conditions of this

Agreement, the following (collectively, the “TIF Loan”): (a) the Tax Increment Financing Note, Series of 1997, dated January 10, 1997, made by Philadelphia Authority for Industrial Development (“PAID”) in favor of TIF Seller (the “Phase I TIF Note”); (b) the Tax Increment Financing Note, Series of 2000, dated January 1, 2000, made by PAID in favor of TIF Seller (the “Phase II TIF Note” and, collectively with the Phase I TIF Note, the “TIF Notes”); (c) the Open-End Collateral Mortgage and Security Agreement (and Fixture Filing) dated January 10, 1997, granted by Seller in favor of TIF Seller securing the TIF Notes; and (d) the rights of TIF Seller under: (i) that certain Tax Increment Financing Agreement dated January 10, 1997, among Seller, TIF Seller, PAID, The City of Philadelphia, and The School District of Philadelphia, as amended by First Amendment to Tax Increment Financing Agreement dated December __, 1997 but effective January 10, 1997, among Seller, TIF Seller, PAID, The City of Philadelphia, The School District of Philadelphia and Liberty Property Philadelphia Corp. (“TIF Seller GP”)(the “TIF Agreement”); and (ii) that certain Trust Indenture dated as of January 10, 1997 between PAID and Mellon Bank, N.A., as trustee, as supplemented by the Supplemental Trust Indenture dated as of January 1, 2000 between PAID and Chase Manhattan Trust Company, N.A. (the “TIF Trustee”), successor to Mellon Bank, N.A., as trustee (the “TIF Indenture” and, collectively with the TIF Notes and the TIF Agreement, the “TIF Documents”).

2. Purchase Price.

(a) The purchase price for the Property and the TIF Loan is Seventy-Five Million Dollars ($75,000,000) (the “Purchase Price”), payable as follows:

(i) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Initial Deposit”) by wire transfer payable to First American Title Insurance Company (Phoenix NCS Office) (“Escrow Agent”), which Buyer shall deliver to Escrow Agent within five (5) business days after the Effective Date; in the event Buyer fails to deliver the Initial Deposit to Escrow Agent in accordance with the foregoing, this Agreement will, at Seller’s option, be void and of no force or effect.

(ii) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Additional Deposit”) by wire transfer to Escrow Agent by the end of the first business day following expiration of the Due Diligence Period (defined in subsection 6(b) below) provided that this Agreement does not terminate at or prior to the expiration of the Due Diligence Period. In the event Buyer fails to deliver the Additional Deposit to Escrow Agent in accordance with the foregoing, and does not cure such failure within two (2) business days after written notice from Seller, such uncured failure will constitute a default by Buyer hereunder, Seller shall be entitled to retain the Initial Deposit, and all accrued interest thereon, as liquidated damages as set forth below in this Agreement and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein.

(iii) The balance of the Purchase Price, as adjusted by all applicable prorations as provided for herein, will be paid to Escrow Agent no later than 11:00 a.m. Mountain Standard Time on the day of Settlement (defined in Section 3 below) in cash by wire transfer of immediately available federal funds.

(b) The Initial Deposit and the Additional Deposit, together with all interest earned thereon, will collectively be referred to as the “Deposit”. The Deposit will be held by Escrow Agent in a federally insured account, in accordance with this Agreement pending consummation of this transaction. At the completion of Settlement, the Deposit, less any accrued interest, will be paid to Seller and TIF Seller on account of the Purchase Price. Any interest earned on the Deposit will be paid to Buyer unless Sellers are entitled to the Deposit by reason of a default by Buyer, in which case such interest will be paid to Sellers (to be allocated between them as they may determine). Buyer’s Federal Tax I.D. Number is 43-1987351; Seller’s Federal Tax I.D. Number is 23-2848372; TIF Seller’s Federal Tax I.D. Number is 23-2822428.

(c) The Purchase Price shall be allocated as between the Property and the TIF Loan in the manner as shall be designated by Buyer prior to Settlement, subject to Seller’s reasonable approval.

(d) If there is a dispute between Sellers and Buyer regarding whether the Deposit will be returned to Buyer or delivered to Sellers, Escrow Agent will have no obligation to either Sellers or Buyer except to interplead the proceeds into an appropriate court of competent jurisdiction. Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to be signed and presented by the proper person. Escrow Agent will not be liable in connection with the performance by Escrow Agent of its duties hereunder, except for Escrow Agent’s own fraudulent misconduct or gross negligence. Escrow Agent will be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve Escrow Agent in expense (except to interplead the Deposit as aforesaid) unless first indemnified to its reasonable satisfaction by Sellers and Buyer.

3. Settlement . Settlement will be held on the date which is ten (10) days after the expiration of the Due Diligence Period (defined in subsection 6(b) below), or on such earlier date as Buyer and Sellers may mutually agree, by means of deposits and instructions with the Escrow Agent consistent with the terms, conditions and requirements of this Agreement (“Settlement”). The Escrow Agent will prepare a settlement statement reflecting the prorations and adjustments required under this Agreement (the “Settlement Statement”). The Settlement Statement, as approved by the parties, will be executed and delivered by Buyer and Sellers at Settlement.

4. Condition of Title.

(a) Title to the Real Property will be good and marketable and free and clear of all liens and encumbrances, excepting only matters appearing of public record on the Effective Date, subject to subsection 4(b) below, and excepting the rights of parties in possession under and subject to the terms of the Lease (defined in subsection 5(a)(iii) below). Between the time period commencing on the Effective Date and ending on the earlier of Settlement or termination of this Agreement, Seller agrees that it shall take no voluntary action to convey any interest in the Real Property to anyone other than Buyer or otherwise encumber the Real Property, and TIF Seller agrees that it shall take no voluntary action to assign or transfer any interest in the TIF Loan to anyone other than Buyer or otherwise encumber the TIF Loan. At the time of Settlement, Seller shall cause the Property to be released or otherwise discharged from any lien, securing the payment of a sum certain, which Seller granted or created voluntarily.

(b) On or prior to the Effective Date, Buyer shall order a title search to be performed with regard to the Real Property, and shall cause a title insurance commitment to be issued through the Escrow Agent, or by a nationally recognized title insurer mutually acceptable to Seller and Buyer (the “Title Company”) with regard to the Real Property, at Buyer’s expense. On or before February 15, 2013 (the “Title Objection Date”), Buyer shall give notice to Seller of the existence of any title defect, lien, or encumbrance which Buyer reasonably finds unacceptable (such matters being “Defects” and each being a “Defect”), together with a complete copy of the title commitment relating to the Real Property, including a copy of all plans and documents referred to therein, and a current ALTA land title survey relating to the Real Property (collectively, the “Title Information”). Notwithstanding the foregoing sentence to the contrary, an ALTA land title survey will not be required to be submitted as part of the Title Information unless Buyer raises one (1) or more Defects which reasonably will require such a survey to define, locate, or remedy such Defects. If, by the Title Objection Date, Buyer does not give notice to Seller of any Defects, at the time of Settlement, Buyer agrees to accept title to the Real Property subject to all matters of public record on the Effective Date. If, by the Title Objection Date, Buyer gives notice to Seller of one or more Defects, Seller shall, within ten (10) days after receiving such notice (but not later than the business day preceding the date scheduled for Settlement), give notice to Buyer that Seller shall or shall not attempt to cure such Defects to Buyer’s reasonable satisfaction. If Seller elects not to attempt to cure the Defects, Buyer will be entitled, by giving notice to Seller within five (5) days after receiving such notice from Seller, to terminate this Agreement, in which event the Deposit will be returned to Buyer, and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein. If Seller elects to attempt to cure the Defects, but the Defects have not been cured at the time of Settlement (as it may have been extended by mutual agreement of the parties, each acting in its sole discretion, for the purpose of allowing additional time for Seller to attempt to cure any uncured Defect), Buyer’s sole option will be either to (i) terminate this Agreement, in which event the Deposit will be returned to Buyer, and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein, or (ii) complete Settlement and accept title to the Property subject to the uncured Defects, without an abatement of the Purchase Price. Seller may, at Seller’s election, cause the “cure” of any Defect by causing the Title Company to provide an endorsement or other affirmative insurance over such Defect.

5. Representations and Warranties.

(a) Seller, to induce Buyer to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Buyer as follows:

(i) To the best of Seller’s knowledge, the current zoning classification of the Real Property is “CMX-3”.

(ii) There are no management, employment, service, equipment, supply or maintenance agreements with respect to or affecting the Property which will burden the Property or Buyer after Settlement, except for instruments of record and those agreements, if any, listed on Exhibit “B” attached hereto (the “Surviving Agreements”).

(iii) There are no existing leases, whether oral or written, affecting the Real Property except for the Amended and Restated Lease between Seller and PNC Bank, National Association (“Tenant”) dated January 24, 2012, (the “Lease”). The Lease is evidenced by the documents listed in Exhibit “C”, and has not been amended, modified or supplemented, and Seller has provided Buyer with true and complete copies of the documents listed in Exhibit “C”. To Seller’s knowledge, the Lease is valid and subsisting and in full force and effect. To Seller’s knowledge there is no material uncured default under the Lease by either Seller or Tenant, and Seller has not received or given any notice of termination or uncured default under the Lease. Seller has the sole right to collect rent under the Lease and such right has not been assigned, pledged, hypothecated, or otherwise encumbered in any manner that will survive Settlement.

(iv) Tenant has not asserted to Seller in writing (X) any defenses, set offs or counterclaims with respect to its tenancy or its obligation to pay rent, additional rent and other charges pursuant to the Lease, (Y) any right to reduction in, refund of, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rent, additional rent and other charges payable pursuant to the Lease, or (Z) any right to cancel the Lease or to be relieved of its obligations thereunder. No construction, alteration, decoration or other work remains to be performed under the Lease by the landlord thereunder and all construction allowances or other sums to be paid under the terms of the Lease by the landlord thereunder have been paid. There are no written promises, understandings or commitments between Seller and Tenant with respect to the foregoing other than those contained in the documents comprising the Lease. Tenant has no renewal options, option to purchase or right of first refusal with respect to the Property that is not set forth in the Lease. The provisions of this Subsection 5(a)(iv) shall not survive the Settlement, notwithstanding anything to the contrary contained in this Agreement.

(v) With respect to the Lease, Exhibit “D” lists, as of the date set forth in Exhibit “C”, the leased square feet, the current minimum monthly rent, and the expiration date. There is no security deposit under the Lease.

(vi) No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Lease, except as set forth in Exhibit “E” attached hereto, if any.

(vii) Seller has not received written notice (A) of any pending proceeding in the nature of eminent domain concerning the Real Property (“Condemnation Proceedings”), or any other action, proceeding, litigation or investigation concerning the Real Property that would materially adversely affect or impair the ownership, use or value of the Property and which remains outstanding , or (B) that the Property or the use thereof is currently in violation of any applicable laws, codes, ordinances, regulations or documents of record.

(viii) Except to the extent (if any) disclosed in Sellers’ Materials (as hereinafter defined): (A) no hazardous substances have been spilled, discharged, released, deposited or placed on the Property by Seller or Seller’s agents or representatives during Seller’s ownership of the Property in any quantity or concentration in violation of applicable federal or state laws, and Sellers have received no written notice reporting or asserting that any hazardous substances have been spilled, discharged, released, deposited or placed on the Property by any other person in any quantity or concentration in violation of under applicable federal or state laws.

(ix) Seller is a duly existing limited partnership and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(x) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale, constitutes or will constitute a violation or breach of the limited partnership agreement of Seller, or of any agreement or judicial order to which Seller is a party or to which Seller is subject.

(xi) There are no proceedings pending or, to Seller’s knowledge, threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

For the purpose of this Agreement, the phrase “to Seller’s knowledge” or “to TIF Seller’s knowledge” and any phrase or words of similar import will be deemed to mean the actual knowledge of Michael T. Hagan, Chief Investment Officer of Liberty Property Trust, the general partner of Seller (the “Trust”), and Phil Castellano the Vice President and Regional Property Manager of the Trust having responsibility over the Property, each without having made inquiry or investigation beyond such individual’s actual knowledge on the date that Sellers execute this Agreement. Such individuals are named solely for the purpose of defining and narrowing the scope of Sellers’ knowledge and not for the purpose of imposing any liabilities on or creating any duties running from such individuals to Buyer, and in no event shall such individuals be personally liable for any representation made herein. Sellers represent and warrant that Michael T. Hagan and Phil Castellano are the persons within Sellers’ organization having (i) direct responsibility for the operation and management of the Property (to the extent such operation and management is not performed entirely by Tenant) and (ii) the most comprehensive knowledge of the matters set forth in Sections 5(a) and (b).

(b) TIF Seller, to induce Buyer to enter into this Agreement and to complete the sale and purchase of the TIF Loan hereunder, represents, warrants and covenants to Buyer as follows:

(i) TIF Seller is a duly existing general partnership and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(ii) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by TIF Seller, nor the consummation of the sale of the TIF Loan, constitutes or will constitute a violation or breach of the partnership agreement of TIF Seller, or of any agreement or judicial order to which TIF Seller is a party or to which TIF Seller is subject. No consent or approval of any third party is required for the execution of this Agreement by TIF Seller or the consummation of the sale of the TIF Loan by TIF Seller

(iii) There are no proceedings pending or, to TIF Seller’s knowledge, threatened by or against TIF Seller in bankruptcy, insolvency or reorganization in any state or federal court.

(iv) To TIF Seller’s knowledge the TIF Documents are valid and subsisting and in full force and effect, and have not been amended or modified, and TIF Seller has provided Buyer with true and complete copies of the TIF Documents. The TIF Documents are the only documents affecting the rights and obligations of TIF Seller or Seller relating to the Tax Increment Financing affecting the Property. TIF Seller is the holder of the TIF Loan and has not assigned, transferred, pledged or hypothecated the TIF Documents or any interest therein in any manner that will survive the Settlement or be binding upon Buyer. To Sellers’ knowledge, there is no material uncured default under the TIF Documents by either TIF Seller or any other party thereto, and TIF Seller has not received or given any notice of termination or uncured default under the TIF Documents.

(v) To the knowledge of the Sellers, no party to the TIF Documents has asserted in writing (X) any defenses, set offs or counterclaims with respect to its obligations under the TIF Documents, (Y) any right to reduction in, refund of, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any amounts payable pursuant to the TIF Documents, or (Z) any right to cancel the TIF Documents or to be relieved of its obligations thereunder. The provisions of this Subsection 5(b)(v) shall not survive the Settlement, notwithstanding anything to the contrary contained in this Agreement

(c) Buyer, to induce Sellers to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Seller as follows:

(i) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Buyer, nor the consummation of the purchase, constitutes or will constitute a violation or breach of the organizational and operating documents of Buyer, or of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(ii) There are no proceedings pending or, to Buyer’s knowledge, threatened, by or against Buyer in bankruptcy, insolvency or reorganization in any state or federal court.

(iii) Buyer is duly formed, validly existing and in good standing under the laws of the State of Arizona. Buyer has duly authorized, executed and delivered this Agreement.

Each of the representations and warranties of Buyer set forth above will be deemed remade by Buyer as of Settlement and will survive Settlement.

(d) Sellers will have no liability whatsoever to Buyer with respect to any breach or breaches by Seller of any representation and warranty set forth herein, if, prior to the expiration of the Due Diligence Period (defined in subsection 6(b) below), Buyer obtains actual knowledge of a fact or circumstance, the existence of which would constitute a breach of such representation and warranty, and this Agreement is not terminated at or prior to the expiration of the Due Diligence Period. Furthermore, Sellers will have no liability whatsoever to Buyer with respect to any breach or breaches by Sellers of a representation and warranty set forth herein, if after the expiration of the Due Diligence Period and before Settlement, Buyer obtains actual knowledge of a fact or circumstance, the existence of which would constitute a breach of such representation and warranty set forth herein and Buyer nevertheless completes Settlement. Among other things, for purposes hereof, Buyer will be deemed to have knowledge of any fact or circumstance expressly set forth in the Sellers’ Materials (as defined below) and/or in any environmental assessments, engineering reports or other third-party property inspection reports obtained by Buyer.

(e) Each of the representations and warranties of Sellers set forth in this Section 5 will be deemed remade by Sellers as of Settlement and will survive Settlement for a period of nine (9) months. No action or claim based on Sellers’ representations and warranties shall be commenced after that 9-month period unless the factual basis of the claim or cause of action asserted in the action was first identified with reasonable clarity in a written notice delivered to Seller not later than 9 months following the date of Settlement (any such notice, a “Notice of Claim”).

(f) If Settlement occurs:

(i) Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur as the result of any of Sellers’ representations or warranties being untrue, inaccurate or incorrect if Buyer’s damages as a result of the representation(s) or warranty(ies) being untrue, inaccurate or incorrect are less than $5,000.00 in the aggregate.

(ii) Notwithstanding anything contained in this Agreement to the contrary, the aggregate liability of Sellers arising pursuant to or in connection with the representations and warranties of Sellers in this Agreement and/or the Deed shall not exceed $5,000,000.00.

The provisions of this subsection 5(f) shall survive Settlement under this Agreement.

6. Conditions of Buyer’s Obligations. The obligation of Buyer under this Agreement to purchase the Property from Seller and to purchase the TIF Loan from TIF Seller is subject to the satisfaction of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to Settlement, and if Settlement occurs, Buyer will be deemed to have waived any conditions that remained unsatisfied as of Settlement):

(a) All of the representations and warranties by Sellers set forth in this Agreement will be true and correct at and as of Settlement in all material respects as though such representations and warranties were made at and as of Settlement, except for changes therein consented to by Buyer or deemed consented to by Buyer under the terms of this Agreement. Sellers will have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed on their part prior to or as of Settlement.

(b) Buyer will have a period from the Effective Date until 5:00 p.m. Eastern Time on March 1, 2013 (the “Due Diligence Period”) to conduct due diligence investigations and analysis of the Property and the TIF Loan and all information pertaining thereto. If Buyer determines that it does not desire to acquire the Property and the TIF Loan and notifies Seller prior to the expiration of the Due Diligence Period of its election to terminate this Agreement or if Buyer fails to deliver to Seller written notice of waiver of its election to terminate this Agreement prior to the expiration of the Due Diligence Period, the Deposit will be returned to Buyer, this Agreement thereupon will become void and there will be no further obligation or liability on either of the parties hereto, except as otherwise specifically provided herein. Upon Buyer’s written waiver as aforesaid of Buyer’s rights under this subsection 6(b): (i) the Deposit will become non-refundable except as expressly provided to the contrary in this Agreement and (ii) Buyer will be obligated to complete Settlement under this Agreement, subject, however, to the other terms, conditions and contingencies in this Agreement. Buyer acknowledges that Buyer has satisfactorily completed Buyer’s review of the condition of the roof of the building on the Real Property, and agrees to accept the roof in its AS IS condition. Seller shall work in good faith with Buyer to endeavor to cause any existing roof warranties for the Property to be transferred to Buyer at Settlement with the consent of the roofing contractor and/or warranty company; provided, however, that (i) Buyer shall pay any costs and expenses in order to obtain any necessary consent of the roofing contractor and/or warranty company, and (ii) obtaining such consent shall not be a condition to Settlement, and the failure to obtain such consent shall not be a default by Seller under this Agreement. Buyer shall not communicate with Tenant, except with Seller’s prior written consent and, at Seller’s election, with Seller being present at the time of such communication. In the event of such consent, Buyer shall not disclose any of the terms and conditions of this transaction to Tenant.

(c) If this Agreement has not terminated on or before the expiration of the Due Diligence Period, Seller shall use reasonable efforts to deliver to Buyer, at or before Settlement, duly executed originals of a certificate, prepared by Seller, from Tenant, substantially in the form attached hereto as Exhibit “F” or such other form conforming to the requirement of the Lease (“Tenant Estoppel Certificate”). Seller shall request the Tenant Estoppel Certificate from Tenant within five (5) business days after the Effective Date. If, at or before Settlement, Seller has not delivered to Buyer the Tenant Estoppel Certificate, Buyer may waive such condition and complete Settlement in accordance with this Agreement or terminate this Agreement by delivering notice of such termination to Seller and in such event the Deposit will be returned to Buyer, this Agreement thereupon will become void and there will be no further obligations or liability on either of the parties hereto, except as otherwise specifically provided herein.

(d) Within five (5) business days after the Effective Date, to the extent not previously delivered to Buyer, Sellers shall deliver to Buyer the items listed on Exhibit “G”, attached hereto. The items listed on Exhibit “G”, together with any other information and materials that Buyer or Buyer’s representatives may obtain at any time and in any form (whether oral, written, or otherwise) from Sellers or Sellers’ agents relating to the Property, the Sellers, or the condition of the Property (defined in Section 17 of this Agreement) will, collectively, be referred to as “Sellers’ Materials”. Sellers’ Materials may be delivered to Buyer via hard copy, compact disc or electronically, including by link to a website. Except as expressly provided in Section 5, Sellers make no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the accuracy or completeness of Sellers’ Materials or any contents thereof. In addition, Sellers expressly disclaim all representations, warranties and covenants, if any, that may otherwise be present in or a part of Sellers’ Materials. Buyer shall keep all non-public information in Sellers’ Materials and all non-public information obtained by Buyer as part of its due diligence review of the Property (“Buyer’s Materials”) confidential and, except as may otherwise be required by law, shall not share any of the foregoing with anyone other than Buyer’s Affiliates (as defined below) and Buyer’s directors, officers, employees, outside counsel, accounting firm and other professional consultants and prospective lenders (all of whom are collectively referred to as the “Related Parties”) who, in Buyer’s judgment, need to know such information for evaluating a possible purchase or financing of the Property. The Related Parties will be informed by Buyer of the confidential nature of all non-public information in the Sellers’ Materials and the Buyer’s Materials and will be directed by Buyer to keep same confidential. Buyer will be responsible for any breach of the obligations set forth in this subsection by Buyer or the Related Parties. As used in this Agreement, “Buyer’s Affiliates” shall mean all entities owned, controlled by, or under common control with Buyer. Buyer’s obligations under the foregoing provisions of this Section 6(d) shall terminate on the earlier of (x) twelve months from the Effective Date, or (y) Settlement.

(e) At Settlement, Seller shall deliver to Buyer duly executed originals of the following:

(i) A special warranty deed to the Real Property duly executed and acknowledged by Seller and in proper form for recording (the “Deed”).

(ii) A valid bill of sale for the Personal Property, if any, without warranties;

(iii) A valid assignment of the Lease, duly executed and acknowledged, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Lease and Buyer shall assume the obligations of Seller under the Lease. Such assignment will include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the Lease for events occurring prior to Settlement and an indemnification from Buyer to Seller against liability for claims asserted against Seller under the Lease for events occurring from and after Settlement;

(iv) A letter, substantially in the form attached hereto as Exhibit “H”, addressed to Tenant informing it of the sale;

(v) A Non-foreign Person Certification in the form attached hereto as Exhibit “I”, as required under Section 1445 of the Internal Revenue Code;

(vi) An assignment in form and substance mutually satisfactory to Seller and Buyer, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Surviving Agreements, if any, and Buyer shall assume the obligations of Seller under the Surviving Agreements (the “Assignment and Assumption of Lease”). Such assignment will include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the Surviving Agreements for events occurring prior to Settlement and an indemnification from Buyer to Seller against liability for claims asserted against Seller under the Surviving Agreements for events occurring from and after Settlement;

(vii) To the extent not previously made available to Buyer, originals of the following instruments (or copies if originals are unavailable):

(A) the Lease;

(B) the Tenant Estoppel Certificate; and

(C) the Surviving Agreements;

(viii) All keys and combinations to locks at the Property, to the extent in Seller’s possession;

(ix) An owner’s affidavit as to mechanics’ liens and possession in customary form reasonably acceptable to Seller and the Title Company; and

(x) The executed Settlement Statement.

(f) At Settlement, TIF Seller shall deliver to Buyer duly executed originals of the following:

(i) The TIF Notes, which shall be transferred to Buyer in accordance with Section 2.05 of the Trust Indenture, but without warranty, representation or recourse except as expressly set forth in Section 5(b) of this Agreement;

(ii) An assignment in form and substance mutually satisfactory to TIF Seller and Buyer, pursuant to which TIF Seller and TIF Seller GP shall assign to Buyer all of their right, title and interest in and to the TIF Documents, and Buyer shall assume the obligations of TIF Seller and TIF Seller GP under the TIF Documents (the “Assignment and Assumption of TIF Loan”). Such assignment will include an indemnification from TIF Seller and TIF Seller

GP to Buyer against liability for claims asserted against Buyer under the TIF Documents for events occurring prior to Settlement and an indemnification from Buyer to TIF Seller and TIF Seller GP against liability for claims asserted against TIF Seller or TIF Seller GP under the TIF Documents for events occurring from and after Settlement;

(iii) To the extent not previously made available to Buyer, an original executed counterpart of the TIF Agreement (or a copy if the original is unavailable); and

(iv) A written notice to PAID informing PAID of the assignment of the TIF Loan to Buyer and instructing PAID to make all payments thereunder after Settlement to Buyer, which notice shall include a written direction meeting the requirements of Section 2.05 of the TIF Indenture from TIF Seller to the TIF Trustee to record the transfer the TIF Notes to Buyer in accordance with said Section 2.05.

(g) At Settlement, Buyer shall pay the Purchase Price and shall deliver to Sellers duly executed originals of the following:

(i) The Assignment and Assumption of Lease;

(ii) The Settlement Statement; and

(iii) The Assignment and Assumption of TIF Loan.

(h) If this Agreement has not terminated on or before the expiration of the Due Diligence Period, TIF Seller shall use reasonable efforts to deliver to Buyer, at or before Settlement, duly executed originals of an estoppel certificate, in substantially the form set forth on Exhibit “J” attached to this Agreement, from PAID as the issuer of the TIF Loan (“TIF Estoppel Certificate”). TIF Seller shall request the TIF Estoppel Certificate from PAID within five (5) business days after the Effective Date. If, at or before Settlement, TIF Seller has not delivered to Buyer the TIF Estoppel Certificate, Buyer may waive such condition and complete Settlement in accordance with this Agreement or terminate this Agreement by delivering notice of such termination to TIF Seller and in such event the Deposit will be returned to Buyer, this Agreement thereupon will become void and there will be no further obligations or liability on either of the parties hereto, except as otherwise specifically provided herein.

(i) Seller shall execute and deliver to Buyer documents suitable to assign to Buyer (without representation or warranty of Seller) the roof warranty(ies), the effectiveness of which documents will be subject to obtaining the consent of the roofing contractor and/or warranty company as referenced in Section 6(b), and subject to the provisions of that Section.

Unless all the foregoing conditions contained in this Section are satisfied within the time period specified, or if no time period is specified, prior to or at Settlement, (i) Buyer and Seller may mutually agree to extend the date for Settlement until such conditions are satisfied (provided, however, that Seller and Buyer shall each have the unilateral right to extend the date of Settlement for up to thirty (30) days in order for Seller to obtain the Tenant Estoppel Certificate referenced in subsection 6(c) above and/or the TIF Estoppel Certificate referenced in Section 6(h) above), or (ii), if Settlement is not so extended, (a) Buyer or Seller may terminate this

Agreement, in which event the Deposit will be returned to Buyer, and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein, or (b) Buyer and Sellers may complete Settlement, in which event this Agreement will be read as if such conditions no longer existed.

Upon any termination of this Agreement pursuant to the contingencies and conditions set forth in this Section 6, or pursuant to Section 10 (entitled “Default by Buyer”), Buyer shall promptly return to Seller all copies of the Lease, the Surviving Agreements and Sellers’ Materials; provided that Buyer will be entitled to retain one copy of Sellers’ Materials for compliance purposes or for the purposes of defending or maintaining litigation or threatened litigation, subject to the continued application of the provisions of Section 6(d).

7. Possession. Possession of the Property will be given to Buyer by delivery of the Deed at Settlement, free of any leases, except the Lease, and free of other claims to or rights of possession except those of public record. The Deed will be prepared by Seller at Seller’s expense.

8. Apportionments; Credits; Taxes.

(a) Recognizing that most operating expenses of the Property are the responsibility of Tenant under the Lease and are therefore not subject to proration between Seller and Buyer, the following items will nevertheless be apportioned pro rata on a per diem basis as of 11:59 p.m. on the day before Settlement: real estate taxes and assessments, to the extent paid by Seller prior to Settlement and not reimbursed or reimbursable by Tenant; minimum and additional rents from Tenant under the Lease; payments under the Surviving Agreements (if any); all utilities, operating expenses and other apportionable income and expenses paid or payable by Seller rather than by Tenant; provided, however, that should the balance of the Purchase Price not be received on or before the time required on the date of Settlement, Seller shall have the option of requiring a re-proration as of 11:59 p.m. on the date of Settlement for purposes of the Settlement Statement calculations. Taxes, and additional rent paid on account thereof, will be apportioned based on the fiscal year of the taxing authority. Seller shall cause any and all public utilities serving the Real Property, to the extent such utilities bill Seller rather than Tenant, to issue final bills to Seller on the basis of readings made as of Settlement and all such bills will be paid by Seller. Upon Settlement Buyer shall establish fire monitoring services and related phone lines in Buyer’s name, or if applicable the parties shall cooperate in the transfer of Seller’s lines to Buyer. If Buyer fails to do so Seller may at its option cancel any remaining telephone lines that have not been transferred to Buyer within thirty (30) days after Settlement. Buyer shall immediately reimburse Seller upon demand for any costs incurred by Seller in connection with such telephone lines for periods on and after Settlement. Each party shall separately reconcile with Tenant the amounts paid or payable on account of operating expenses incurred by such party during its period of ownership in accordance with the terms of the Lease. If Tenant objects to reconciling separately with Seller for operating expenses for the period of Seller’s ownership in the calendar year in which Settlement occurs, Buyer and Seller agree to cooperate in a combined year-end reconciliation with Tenant in a manner reasonably acceptable to Buyer and Seller. Any amounts that may be due Seller as a result of such year-end reconciliations will be paid by Buyer to Seller promptly after Buyer collects such amounts from Tenant. If Seller assigns to Buyer any deposits held by governmental authorities relating to Seller or the Improvements, Seller shall receive a credit at Settlement in the amount of such deposits.

(b) All documentary stamp and realty transfer taxes imposed on or in connection with this transaction will be shared equally by Seller and Buyer. Buyer shall pay all costs of the Title Information and shall pay the title insurance premiums for any owner’s and/or mortgagee’s policy of title insurance issued in connection with Settlement. Buyer shall bear the cost of the current survey commissioned by Buyer. Buyer and Seller shall share equally the closing fee charged by Escrow Agent, provided that Seller’s share of escrow and closing fees shall be capped at $2,000 and any balance shall be paid by Buyer.

(c) Buyer agrees that if, at Settlement, any rents, charges or other arrearages with respect to any period prior to Settlement are due and owing from Tenant but are then unpaid (the “Arrearages”), Buyer shall cooperate with Seller’s efforts to collect such Arrearages. All payments received by Buyer after Settlement from Tenant will be applied first on account of current amounts due from Tenant and then to the Arrearages; provided, however, that if Tenant identifies a payment (other than a payment of minimum rent) as pertaining to an Arrearage, such payment will be applied first on account of the identified Arrearage. Buyer further agrees to remit such collected Arrearages to Seller in a prompt and timely fashion. Any sums received by Seller from Tenant for periods after Settlement will be remitted by Seller to Buyer in a prompt and timely fashion.

(d) Sums received under the TIF Notes (whether characterized as principal, interest, Additional Interest (as defined therein) or otherwise) with respect to the real estate taxes for calendar year 2013 shall be apportioned on a per diem basis as of 11:59 p.m. on the day before Settlement, based upon calendar year 2013. More particularly, recognizing that the annual payment under the TIF Notes with respect to the real estate taxes for calendar year 2013 will be made after Settlement, Buyer agrees to remit to TIF Seller, within ten (10) days after Buyer’s receipt of such 2013 payment, the portion of such payment allocable to TIF Seller’s period of ownership. If such payment relating to 2013 taxes is received by TIF Seller (notwithstanding the written notice issued by TIF Seller at Settlement directing PAID to make such payment to Buyer), then TIF Seller shall remit to Buyer, within ten (10) days after TIF Seller’s receipt of such 2013 payment, the portion of such payment allocable to Buyer’s period of ownership.

(e) Sellers and Buyer acknowledge that it may be necessary for certain of the costs subject to proration under this Agreement to be based on estimates. Except as otherwise expressly provided herein, if any payments by Sellers or Buyer at Settlement under this Section 8 are based on estimates, then, when the actual amounts are finally determined, Sellers and Buyer shall recalculate the amounts that would have been paid at Settlement based on such actual amounts, and Sellers or Buyer, as the case may be, shall make an appropriate payment to the other based on such recalculation; provided, however, that neither party shall have the right to request a recalculation after the one (1) year anniversary of the date of Settlement. This provision will survive Settlement under this Agreement.

(f) The provisions of this Section 8 will survive Settlement under this Agreement.

9. Condemnation. If prior to Settlement any Condemnation Proceeding is commenced concerning the Real Property or if written notice of a proposed condemnation or taking is received, Seller agrees to notify Buyer thereof. Buyer then will have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller within five (5) business days after receipt of such notice if such Condemnation Proceeding (i) is likely to adversely impact the use and operation of the Property as presently used and operated, including materially adversely affecting parking at the Property or access thereto, or (ii) would permit Tenant to terminate the Lease or abate the rent thereunder in whole or in part, and such right of Tenant is not waived in writing by Tenant. If this Agreement is so terminated, the Deposit will be returned to Buyer and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein. If Buyer does not so terminate this Agreement within such five business (5) day period, Buyer shall proceed to Settlement hereunder as if no such proceeding had commenced and shall pay Seller the full Purchase Price in accordance with this Agreement; Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation, and Seller shall not negotiate or settle any claims for compensation prior to Settlement without Buyer’s participation.

10. Default by Buyer. If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Settlement, Seller may terminate this Agreement by written notice to Buyer and Escrow Agent, whereupon the Deposit will be paid to Seller (to be apportioned between the Sellers as they may determine). Such payment of the Deposit to Sellers will be deemed to be liquidated damages for Buyer’s default and the receipt of same will be Sellers’ exclusive and sole remedy, and Sellers hereby waive any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer; provided, however, that the provisions of this Section will not limit Sellers’ recourse against Buyer with respect to Buyer’s indemnifications of Sellers relating to Seller’s Materials, Buyer’s Materials and Buyer’s Access Rights (defined in subsection 14(b) below) set forth in this Agreement and any obligation of Buyer under this Agreement that requires performance after Settlement. Buyer and Sellers agree that the amount of Sellers’ actual damages upon a Buyer default will be difficult to calculate and that the amount of the liquidated damages set forth in this Section 10 represents the parties’ reasonable estimate of such damages.

11. Default by Sellers. If Seller or TIF Seller, without the right to do so and in default of its obligations hereunder, fails to complete Settlement or breaches any representation, warranty, covenant or obligation in any material respect prior to Settlement, Buyer, as its sole and exclusive remedy, may elect to (a) terminate this Agreement by written notice to Seller and Escrow Agent, in which event Escrow Agent shall return the Deposit to Buyer, Sellers shall reimburse Buyer for its actual out-of-pocket costs and expenses (not to exceed $125,000) in connection with its investigation of the Property and TIF Loan and the transactions contemplated by this Agreement, and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein, or (b) exercise the remedy of specific performance to cause Seller to convey to Buyer title to the Property and to cause TIF Seller to assign to Buyer the TIF Loan, as long as any action for specific performance is commenced within 60 days after

Buyer learns of such default. Notwithstanding the foregoing, in the case of Seller’s failure to complete Settlement in default of its obligations hereunder, if specific performance is unavailable as a remedy to Buyer because of Seller’s or TIF Seller’s affirmative act, Buyer shall have the right to pursue a claim for the actual, direct and proximate money damages arising out of such default. Under no circumstances will Sellers be liable for any punitive or consequential damages as a result of any breach or default by Sellers under this Agreement. Except for the immediately preceding sentence, the provisions of this Section shall not limit any rights or remedies that Buyer may have against Seller or TIF Seller after Settlement with respect to those provisions of this Agreement that survive Settlement or the documents delivered pursuant to Sections 6(e).

12. Risk of Loss. Seller shall bear the risk of all loss or damage to the Property from all causes except acts of Buyer until Settlement. Seller represents that it has, and shall maintain pending Settlement, “Causes of Loss-Special Form” or equivalent property insurance policy in at least the full amount of the replacement cost of all buildings and improvements located on the Real Property, if any. If at any time prior to Settlement any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall give notice thereof to Buyer, and Seller shall not negotiate or settle any claims for insurance proceeds with respect to any such fire or other casualty prior to Settlement without Buyer’s participation. If the Property is materially damaged or destroyed by fire or other casualty, Buyer may terminate this Agreement by written notice to Seller given within five (5) business days after receiving notice of the occurrence of such fire or casualty. If Buyer shall exercise such option to terminate, the Deposit will be returned to Buyer, and there will be no further obligation or liability on either of the parties hereto, except as specifically provided herein. If Buyer does not exercise such option to terminate, this Agreement shall remain in full force and effect in accordance with its terms and Buyer shall be entitled to the casualty insurance proceeds payable with respect thereto (including without limitation any business income, rent loss or like insurance proceeds relating to Property income lost or abated for periods following Settlement), and a credit against the Purchase Price in the amount of any applicable deductibles under the casualty insurance policies. For purposes hereof, the Property shall be deemed “materially damaged or destroyed” if (i) the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Buyer is greater than $2,500,000.00, (ii) such damage or destruction would permit Tenant to terminate the Lease in whole or in part, and such right of Tenant is not waived in writing by Tenant, (iii) the damage or destruction is not covered by Seller’s insurance or if such insurance is not for full replacement cost (subject to applicable deductibles), or (iv) such damage or destruction results in an interruption or abatement in the rent payable by Tenant under the Lease and such interruption or abatement is not fully covered by Buyer’s insurance policies or credited (at Seller’s election, to be made in Seller’s sole discretion) against the Purchase Price.

13. Brokerage. Buyer represents and warrants to Sellers and Sellers represent and warrant to Buyer that each has dealt with no broker, agent, finder or other intermediary in connection with this sale and purchase other than CBRE (“Broker”). Pursuant to a separate agreement between Seller and Broker, Seller will be solely responsible for the commission payable to Broker if and when Settlement takes place and out of the proceeds thereof. Sellers agrees to indemnify, defend and hold Buyer harmless from and against any broker’s claim arising from any facts alleged which, if true, would constitute a breach by Sellers of Sellers’ representation, warranty or obligation in this Section 13. Buyer agrees to indemnify, defend and hold Sellers harmless from and against any broker’s claim arising from any facts alleged which, if true, would constitute a breach by Buyer of Buyer’s representation and warranty in this Section 13. The foregoing representations, warranties and indemnification obligations of Sellers and Buyer will survive Settlement.

14. Operation of the Property Prior to Settlement. Prior to Settlement:

(a) Seller covenants that the Property will be operated, managed and maintained in its present condition, reasonable wear and tear excepted. Seller shall not make any material alterations, improvements or additions to the Property except with the prior written consent of Buyer.

(b) At reasonable times following reasonable notice, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives will be afforded reasonable access to the Property to inspect, measure, appraise, test and make surveys of the Property (collectively, “Buyer’s Access Rights”); provided, however, as follows:

(i) Buyer will be obligated to obtain Seller’s prior approval for the performance of any invasive or intrusive environmental testing, such approval not to be unreasonably withheld or delayed if such testing is recommended by Buyer’s environmental engineer and Buyer’s written request to Seller therefor is accompanied by a summary of the proposed scope of work;

(ii) if Buyer desires to review the records and files relating to the Property, at Buyer’s expense, Buyer may make copies of such records and files; provided, however, that Buyer shall promptly return all copies of such records and files if Settlement does not occur under this Agreement; provided that Buyer will be entitled to retain one copy of such records and files for compliance purposes or for the purposes of defending or maintaining litigation or threatened litigation, subject to the continued application of the provisions of Section 6(d);

(iii) Buyer shall not interfere unreasonably with the operation of the Property and shall coordinate all of Buyer’s activities under this subsection 14(b) with Seller to minimize possible interference with the Property or its operation;

(iv) Buyer shall restore any area on the Real Property disturbed in the course of Buyer’s testing to the condition existing immediately prior to any tests conducted by Buyer;

(v) Prior to making any entry upon the Property, Buyer shall deliver to Seller an insurance certificate naming Seller as the certificate holder, evidencing a minimum of $2,000,000.00 of commercial general liability insurance and naming Seller as additional insured thereunder. Such certificate will state that the insurance coverage may not be canceled or modified except upon thirty (30) days’ prior written notice to Seller;

(vi) Buyer agrees to indemnify, defend, and hold Seller harmless from and against any claim made against Seller directly and proximately arising as a result of any entry upon the Real Property and any activities conducted thereon by Buyer or on behalf of Buyer. The foregoing indemnification obligation of Buyer will survive Settlement and any termination of this Agreement.

(c) Seller shall comply with all material obligations of landlord under the Lease and all other agreements and contractual arrangements affecting the Property by which Seller is bound, and Seller shall use commercially reasonable efforts to enforce the obligations of Tenant under the Lease.

(d) Seller shall notify Buyer of (i) Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under the Lease or any permit, agreement law or ordinance affecting the Property, or any portion or portions thereof, and (ii) any written notice received by Seller regarding any actions, suits or other proceedings affecting the Property, or the use, possession or occupancy thereof, which may adversely affect Buyer or the Property. Seller shall also provide Buyer with copies of any notices that Seller gives to or receives from Tenant under the Lease.

(e) Except with the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed (and which will be deemed granted in the event Buyer fails to approve or disapprove same within five (5) business days after receipt thereof), no contract for or on behalf of or affecting the Property will be negotiated or entered into which cannot be terminated by Seller prior to Settlement without charge, cost, penalty or premium to Buyer.

(f) Seller shall not (i) enter into any new leases or amend, modify, terminate or assign the Lease, (ii) grant any rent abatement or concessions to Tenant, (iii) grant any consent to any proposed assignment of the Lease or subletting or alterations by Tenant (unless the Lease requires such consent to be given by the landlord thereunder), or (iv) amend or modify any document of record with respect to the Property.

(g) Seller shall endeavor and assist with Buyer’s request to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from the Tenant pursuant to the Lease in the form provided by Buyer or on the controlling form of the Lease; provided that (x) the receipt of the SNDA by Buyer shall not be a condition to Settlement, and (y) the failure to receive the SNDA shall not constitute a default by Seller hereunder.

(h) TIF Seller shall comply with all of its material obligations under the TIF Documents, and TIF Seller shall use commercially reasonable efforts to enforce the obligations of all other parties under the TIF Documents.

(i) TIF Seller shall not amend, modify, terminate, discharge, assign, pledge or hypothecate the TIF Documents or any interest therein. TIF Seller shall provide Buyer with copies of any notices that TIF Seller gives to or receives from PAID under the TIF Documents.

15. Notice. All notices, requests and other communications under this Agreement will be in writing and will be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by electronic mail, provided if (iv) a copy is sent concurrently by one of the methods described in (i), (ii) or (iii) above, addressed as follows or at such other address of which Seller or Buyer will have given notice as herein provided:

If intended for Seller:

Liberty Property Philadelphia Limited Partnership

c/o Liberty Property Limited Partnership

500 Chesterfield Parkway

Malvern, PA 19355

Attn: Michael T. Hagan, Chief Investment Officer

Phone: 610-649-1716

E-mail: mhagan@libertyproperty.com

with a copy to:

Liberty Property Limited Partnership

500 Chesterfield Parkway

Malvern, PA 19355

Attn: Bonnie S. Milavec, Esquire

Phone: 610-648-1796

E-mail: bmilavec@libertyproperty.com

and a copy to:

Cozen O’Connor

1900 Market Street

Philadelphia, PA 19103

Attn: Herman C. Fala, Esquire

Phone: 215-665-4643

E-mail: hfala@cozen.com

If intended for Buyer:

c/o Cole Real Estate Investments

2325 East Camelback Road

Suite 1100

Phoenix, AZ 85016

Attn: Todd J. Weiss

Phone: 602-778-6340

E-mail: tweiss@colecapital.com

with a copy to:

Kutak Rock LLP

8601 N. Scottsdale Road

Suite 300

Scottsdale, AZ 85253

Attn: Mitch Padover, Esquire

Phone: 480-429-4848

E-mail: mitch.padover @kutakrock.com

All such notices, requests and other communications will be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent and may be given on behalf of either party by their respective attorneys.

16. Non-Disclosure. Neither party shall make public disclosure with respect to this transaction before the Settlement except:

(a) as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange, or in connection with any filing or registration made by the Trust as the issuer of publicly traded securities, or by Cole Corporate Income Trust, Inc. ;

(b) to such attorneys, accountants, present or prospective sources of financing, partners, directors, officers, employees and representatives of either party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c) as may be permitted specifically by the terms of this Agreement.

17. “As Is” Sale and Release.

(a) Buyer hereby represents and warrants to Sellers that, except as otherwise expressly set forth in this Agreement or in any document to be delivered pursuant to Section 6(e), Buyer has not entered into this Agreement based upon any representation, warranty, statement or expression of opinion by Sellers or any person or entity acting or allegedly acting for or on behalf of Sellers with respect to Sellers, the Property or the “Condition of the Property” (defined in this subsection 17(a) below). Buyer acknowledges and agrees that, except for the covenants, representations and warranties of Sellers expressly contained in this Agreement or in any document to be delivered pursuant to Section 6(e), the Property and the TIF Loan shall be sold and conveyed (and accepted by Buyer at Settlement) AS IS, WHERE IS, WITH ALL DEFECTS AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. Except as expressly otherwise provided in this Agreement or in any document to be delivered pursuant to Section 6(e), Sellers make no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the Property or the TIF Loan, including, without limitation, representation, warranty or covenant as to title, survey conditions, use of the Property for Buyer’s intended use, the condition of the Property (including its structure, roof and systems), past or present use, development, investment potential, tax ramifications or consequences, compliance with law, present or future zoning, the presence or absence of hazardous substances, the availability of utilities, access to public road, habitability, merchantability, fitness or suitability for any purpose, or any other matter with respect to the Property (collectively, the “Condition of the Property”), all of which are, except as otherwise expressly provided in this Agreement or in any document to be delivered pursuant to Section 6(e), hereby expressly disclaimed by Sellers. Except as otherwise expressly provided in this Agreement or in any document to be delivered pursuant to Section 6(e), Buyer acknowledges that Sellers have made no representation, warranty or covenant as to the Condition of the Property or compliance of the

Property with any federal, state, municipal or local statutes, laws, rules, regulations or ordinances including, without limitation, those pertaining to construction, building and health codes, land use, zoning, hazardous substances or toxic wastes or substances, pollutants, contaminants, or other environmental matters. At Seller’s request, Buyer shall reconfirm the aforesaid acknowledgments in writing as of the date of Settlement.

(b) Buyer further represents and warrants that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction contemplated by this Agreement and that Buyer is not in any disparate bargaining position. Buyer acknowledges and agrees that it has been given or will be given before the end of the Due Diligence Period, full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without, limitation the Condition of the Property.

(c) Without limiting the above, Buyer on behalf of itself and its successors and assigns waives any rights to recover from, and forever releases and discharges, Sellers, Sellers’ affiliates, partners, the shareholders, directors, officers, employees and agents of Sellers and the Trust, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any similar environmental state or local statutes, regulations, rules or requirements. Notwithstanding the foregoing, the provisions of this Section 17(c) shall not release Seller from liability for: (a) any damages, claims, liabilities or obligations arising out of or in connection with a breach of (or failure to comply with) any covenant, indemnity, representation or warranty of Seller set forth in Sections 5(a)(vii) or 5(a)(viii) of this Agreement; or (b) Seller’s intentional acts, fraud or fraudulent concealment. Furthermore, the provisions of this Section 17(c) shall not prevent Buyer from defending any governmental or third party claim asserted against Buyer after Closing by alleging that the actions or circumstances in question occurred during Seller’s period of ownership of the Property and therefore Seller and not Buyer is liable for such claim.

(d) The provisions of this Section will survive Settlement and the delivery of the Deed or any expiration or termination of this Agreement without limitation as to time.

18. Like Kind Exchanges. Each of Buyer and Seller may elect to exchange the Real Property for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986 as amended (the “Code”). To the extent possible, the provisions of this Section will be interpreted consistently with this intent. To exercise any rights under this Section, the party electing to exchange the Real Property shall provide the other with a written statement stating its intent to enter into an exchange at least five days prior to Settlement. Either party’s election to exchange, rather than sell or buy, the Real Property for other real estate of a like kind will be at no cost or liability to the other. Should this Agreement become part of a 1031 transaction, the party electing to exchange the Real Property (the “Exchangor”) hereby agrees that the other party may enforce any and all representations, warranties, covenants and other obligations of the Exchangor under this Agreement directly against Exchangor, and the other party agrees that Exchangor may enforce any and all representations, warranties, covenants and other obligations of the other party under this Agreement directly against the other party.

19. Limited Liability. Neither the holders of beneficial interests nor the trustees, officers, employees or agents of the Trust will be liable under this Agreement and all parties hereto shall look solely to the Trust assets for the payment of any claim or for the performance of any obligation of the Trust as a general partner of Seller or otherwise.

20. Miscellaneous.

(a) Except as otherwise specifically provided in this Agreement, all representations and warranties contained in this Agreement shall terminate at Settlement.

(b) All times specified in this Agreement will be of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Sellers or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery will be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday on which financial institutions or post offices are generally closed in the state in which the Property is located.

(c) For purposes of computing any period of time specified in or relevant to performance hereunder, the day or date from which such time period is measured will be excluded and all other days, including holidays (subject to Section 20(b)), will be counted.

(d) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(e) Formal tender of an executed deed and purchase money is hereby waived.

(f) Buyer is entering into this Agreement for the benefit of one or more yet-to-be-formed Buyer’s Affiliates that will be created and disclosed to Seller prior to Settlement. Buyer has no intent to take legal or equitable title to the Property or the TIF Loan and shall, without the need to seek or obtain Seller’s consent, assign its rights under this Agreement in whole or in part to such Buyer’s Affiliate(s) prior to Settlement. Other than as contemplated by the preceding sentence or to a qualified intermediary if Buyer elects to exchange the Real Property in accordance with Section 1031 of the Code as set forth above, Buyer will have no right to assign this Agreement without the prior written consent of Seller. Buyer shall provide Seller with documentation pertaining to any permitted assignment hereunder at least five (5) business days before Settlement. Buyer will not be released from any liability hereunder as a result of any assignment; provided, however, with respect to any assignment, if Settlement occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Settlement. In the event that, subject to the terms of this Section 20(f), Buyer assigns its rights under this Agreement, Buyer will be solely responsible for any transfer or other tax payable by reason of such assignment.

(g) This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and, to the extent herein permitted, assigns.

(h) This Agreement, including the exhibits attached hereto, contains the whole agreement as to the Property between Sellers and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. This Agreement will not be altered, amended, changed or modified except in writing executed by the parties hereto.

(i) This Agreement will be construed in accordance with the laws of the state in which the Property is located.

(j) Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement will not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

(k) This Agreement may be executed in counterparts, each of which will be deemed to be an original, but which together shall constitute one original Agreement.

(l) If either party commences legal proceedings for any relief against the other party arising out of this Agreement or any documents, agreements, exhibits or certificates contemplated hereby, the losing party shall pay the prevailing party’s actual reasonable attorneys’ fees and costs (which shall include paralegal and other paraprofessional services) upon final settlement, judgment or appeal thereof.

(m) If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement will not be affected thereby, and each term, provision, covenant or condition of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(n) This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original.

(o) Seller and Buyer each hereby knowingly and unconditionally waive any and all right to demand a jury trial in any action for the interpretation or enforcement of this Agreement.

(p) Nothing contained in this Agreement will be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.

(q) To its knowledge, each of the Sellers and Buyer represent to the other that it is (i) in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (ii) not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order or regulation, and (iii) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules. This subsection 20(q) shall not apply to any person or entity to the extent that such person’s or entity’s interest in Sellers or Buyer is through a U.S. Publicly-Filed Entity. As used in this Agreement, “U.S. Publicly-Filed Entity” means an entity whose securities are listed on a national securities exchange, or quoted on an automated quotation system in the United States, or who is required under securities laws to make certain public filings with the Securities and Exchange Commission, or a wholly-owned subsidiary of any such entity.

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed on the date(s) specified below.

Date: February 8, 2013	SELLER:

LIBERTY PROPERTY PHILADELPHIA LIMITED PARTNERSHIP
	By:	Liberty Property Philadelphia Corporation, its sole general partner

	By:	/s/ John S. Gattuso
		Name:	John S. Gattuso
		Title:	Senior Vice President and Regional Director

	By:	/s/ William P. Hankowsky
		Name:	William P. Hankowsky
		Title:	Chairman, President and CEO

Date: February 8, 2013	TIF SELLER:

LIBERTY LEHIGH PARTNERSHIP
	By:	Liberty Property Trust, its managing partner

	By:	/s/ William P. Hankowsky
		Name:	William P. Hankowsky
		Title:	Chairman, President and CEO

Date: February 8, 2013	BUYER:

SERIES C, LLC

	By:	/s/ Todd J. Weiss
Name: Todd J. Weiss
Title: Authorized Officer